Exhibit 10.2

AMENDMENT NO. 4 TO THE CREDIT AGREEMENT

Dated as of November 8, 2006

AMENDMENT NO. 4 TO THE CREDIT AGREEMENT (this “Amendment”) among CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Borrower”), CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation (“Holdings”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent have entered into a Credit Agreement dated as of June 28, 2005, as amended by Amendment No. 1 dated as of November 18, 2005, Amendment No. 2 dated as of February 9, 2006 and Amendment No. 3 dated as of June 6, 2006 (such Credit Agreement, as so amended, the “Credit Agreement”; capitalized terms not otherwise defined in this Amendment being used with the same meanings as specified in the Credit Agreement);

(2) WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as described below;

(3) WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. The Credit Agreement is, effective as of September 30, 2006 and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) The definition of “EBITDA” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“EBITDA” shall mean, for any period, Net Income for such period of a Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus, without duplication, and (in the case of clauses (a) through (g) only) to the extent deducted in determining such Net Income for such period, the sum of the following for such period: (a) Interest Expense net of interest income for such period, (b) income tax expense for such period, (c) depreciation and amortization expense for such period, (d) extraordinary items of non-cash loss for such period, (e) non-cash writedowns, including any non-cash asset impairment charges under SFAS No. 142, (f) costs incurred subsequent to September 30, 2006 related to restoring consumer confidence in spinach and packaged salad products in an aggregate amount not to exceed $6,000,000, (g) non-cash stock based compensation expense, and (h) the costs and expenses listed on Schedule 1.01-1 for the applicable periods referred to therein, and minus, without duplication, and to the extent added in determining such Net Income for such period, the aggregate amount of extraordinary items of income. Pro forma credit shall be given for any acquired Person’s EBITDA or the identifiable EBITDA of identifiable business units or operations acquired during such period calculated in a similar fashion (so long as such acquisition was permitted by this Agreement) as if owned on the first day of the applicable period; and any Person or identifiable business units or operations sold, transferred or otherwise disposed of during such period will be treated as if not owned during the entire applicable period. When calculating EBITDA for purposes of determining compliance with the terms and covenants of this Agreement, EBITDA shall be calculated without giving effect to (i) the amortization of any expenses incurred by any of the CBII Entities in connection with the Existing Credit Agreement (including the “Credit Documents” referred to therein), the Credit Documents referred to herein, the offering of the Senior Notes (7.5%) and the Senior Notes (8.875%), and in each such case the application of the proceeds therefrom, (ii) any costs or expenses incurred by any of the CBII Entities in connection with the tender and consent solicitation for the Senior Notes (10.56%) and the write-off of any debt issuance costs in connection therewith for any period prior to December 31, 2004, (iii) any after-tax income or loss from discontinued operations to the extent established on or before the Effective Date, (iv) the pre-tax loss from the sale of the Colombian Operations, and (v) any costs and expenses incurred by any of the Borrower Entities in connection with (A) any Permitted Acquisition, in an aggregate amount for all Permitted Acquisitions not to exceed $10,000,000 and (B) the Acquisition. Notwithstanding the foregoing, EBITDA for the Companies and their respective Subsidiaries for the four fiscal quarter period ended March 31, 2005 shall be deemed as set forth on Schedule 1.01 hereto for purposes of this Agreement.

(b) The definition of “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following sentence at the end of such definition: “Anything contained herein to the contrary notwithstanding, the calculation of “net lease expense,” “net rent expense” and “Fixed Charges” shall exclude that portion of any lease or rent expense arising under any timecharter or spot charter of ocean going vessels to the extent reasonably determined by the Borrower to be attributable to expenses related to the operation of such vessel and not to the lease or rental of the vessel itself.”

(c) The definition of “Fixed Charges” in Section 1.01 of the Credit Agreement is hereby amended by (i) amending clause (a) to read as follows: “(a) cash Interest Expense net of cash interest income for such period (excluding the amortization of any expenses incurred by any of the CBII Entities in connection with the Existing Credit Agreement (including the “Credit Documents” referred to therein), the Credit Documents referred to herein, the offering of the Senior Notes (7.5%) and the Senior Notes (8.875%), and in each such case the application of the proceeds therefrom),”, and (ii) amending clause (d) thereof to read as follows: “(d) Distributions and dividends, or cash advances or any other funds, however characterized, paid by any Borrower Entity to CBII pursuant to Section 5.02(f)(ii)(y), excluding dividend payments of $4.2 million in each of the first three quarters of 2006”.

(d) The definition of “Net Cash Proceeds” in Section 1.01 of the Credit Agreement is hereby amended by inserting “or for the benefit of” before “any of the CBII Entities” in the second line of clause (a) thereof.

(e) The definition of “Revolving Loan Pricing Grid” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Revolving Loan Pricing Grid” shall mean:

Revolving Loan Pricing Grid

(rates are expressed in basis points (bps) per annum)

Tier	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans under the Revolving Loan Facility (bps)	Applicable Margin for Base Rate Loans under the Revolving Loan Facility (bps)	Commitment Fee Percentage (bps)
1	< 2.25	125	25	25
2	> 2.25 < 2.75	175	75	30
3	> 2.75 < 3.25	200	100	37.5
4	> 3.25 < 3.75	225	125	50
5	> 3.75 < 4.25	250	150	50
6	> 4.25< 5.25	275	175	50
7	> 5.25	300	200	50

Any increase or decrease in the Applicable Margin for Revolving Loans or the Commitment Fee Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a) or 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 7 of the Revolving Loan Pricing Grid shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)) or Exhibit G-2 (in respect of Section 5.02(d)(ii)) hereto and after such delivery the Applicable Margin for Revolving Loans and the Commitment Fee Percentage shall be based on the Consolidated Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin for Revolving Loans and the Commitment Fee Percentage are further adjusted as set forth in this definition. Anything contained herein to the contrary notwithstanding, Tier 7 of the Revolving Loan Pricing Grid shall apply for the period commencing on November 8, 2006 until such time as the Borrower delivers copies of the audited consolidated Financial Statements of the Borrower Entities and unqualified opinions of accountants for the fiscal year 2006 in accordance with Section 5.01(a)(ii) and after such delivery the Applicable Margin for Revolving Loans and the Commitment Fee Percentage shall be based on the Consolidated Leverage Ratio as set forth in this definition.”

(f) The definition of “Term Pricing Grid” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Term Pricing Grid” shall mean:

Term Pricing Grid

(rates are expressed in basis points (bps) per annum)

Tier	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans under the Term Facilities (bps)	Applicable Margin for Base Rate Loans under the Term Facilities (bps)
1	< 3.50	200	100
2	> 3.50 < 5.25	225	125
3	> 5.25	300	200

Any increase or decrease in the Applicable Margin for Term B Loans and Term C Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a) or 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 3 of the Term Pricing Grid shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)) or Exhibit G-2 (in respect of Section 5.02(d)(ii)) hereto and after such delivery the Applicable Margin for Term B Loans and Term C Loans shall be based on the Consolidated Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin for Term B Loans and Term C Loans are further adjusted as set forth in this definition. Anything contained herein to the contrary notwithstanding, Tier 3 of the Term Pricing Grid shall apply for the period commencing on November 8, 2006 until such time as the Borrower delivers copies of the audited consolidated Financial Statements of the Borrower Entities and unqualified opinions of accountants for the fiscal year 2006 in accordance with Section 5.01(a)(ii) and after such delivery the Applicable Margin for the Term B Loans and Term C Loans shall be based on the Consolidated Leverage Ratio as set forth in this definition.”

(g) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in correct alphabetical order:

“Covenant Election” means that (a) the Borrower Leverage Ratio as of the fiscal quarter most recently ended is less than 3.25 to 1.00 and (b) the Borrower has delivered a written notice (an “Election Notice”) to the Administrative Agent, in form and substance satisfactory to the Agent, stating that the Borrower is making a “Covenant Election” for purposes of this Agreement. Any Covenant Election shall be irrevocable once made. The delivery of an Election Notice by the Borrower to the Administrative Agent at a time when the condition set forth in clause (a) above has not been met shall constitute an Event of Default.

“Gross Sale Proceeds” means, with respect to any asset sale, the aggregate cash proceeds, Temporary Cash Investments and other cash equivalents received by or for the benefit of any of the CBII entities (including, without limitation, any cash, Temporary Cash Investments and other cash equivalents received upon the sale or other disposition of any non-cash consideration received in any asset sale).

“Lender Sale Proceeds” means, with respect to any sale or other disposition of any assets described on Schedule 2.06(c)(ii), an amount equal to (a) 80% of the Gross Sale Proceeds, minus (b) the amount equal to the difference between the Gross Sale Proceeds and the Net Cash Proceeds.

(h) Section 2.06(c)(ii) of the Credit Agreement is hereby amended by:

(i) inserting the following in the second sentence thereof after the words “Notwithstanding the foregoing”: “, and excluding any Lender Sale Proceeds (up to a maximum of $80,000,000),”; and

(ii) inserting the following sentence at the end of such section: “Anything contained herein to the contrary notwithstanding, all Lender Sale Proceeds (up to a maximum of $80,000,000) shall be subject to the prepayment requirements of the first sentence of this Section 2.06(c)(ii) without regard to any exclusions, exceptions or qualifications in such sentence (including, without limitation, any requirement that only the amount of Net Cash Proceeds in excess of $15,000,000 in any fiscal year shall be subject to such prepayment), and such Lender Sale Proceeds (up to a maximum of $80,000,000) shall require such prepayment on a dollar-for-dollar basis which shall be applied as set forth in Section 2.06(e)”.

(i) Section 5.02(a)(i) of the Credit Agreement is hereby amended by adding before the period at the end thereof the following: “; provided, however, that from and after September 30, 2006, unless a Covenant Election has been made, in addition to the restrictions set forth in clauses (A) through (C) above, which shall at all times continue to apply, the Borrower shall not, and shall not permit the Borrower Entities to, create, incur, assume or permit to exist any Indebtedness (including, without limitation, Indebtedness from additional Borrowings under the Credit Agreement) except (1) Indebtedness existing on September 30, 2006 (which shall be described in a schedule to be delivered by the Borrower to the Administrative Agent prior to December 31, 2006) and renewals and extensions thereof that do not increase the amount thereof, (2) Indebtedness owing to any Borrower Entity or any Subsidiary of any Borrower Entity incurred in the ordinary course of business consistent with past practices, (3) Revolving Loan Borrowings and Letters of Credit under the Revolving Loan Facility in the ordinary course of business consistent with past practices (including, without limitation, Letters of Credit issued in connection with any judgments, performance bonds, appeal bonds and other similar instruments that may arise or be issued), (4) obligations as lessee under operating leases entered into in the ordinary course of business consistent with past practices, (5) obligations in respect of deferred purchase price of property or services or under conditional sale or other title retention agreements related to Capital Expenditures permitted hereunder in an aggregate principal amount not to exceed $10 million, (6) Indebtedness incurred or assumed in connection with Permitted Acquisitions in an aggregate principal amount not to exceed $20 million for the fiscal year ending December 31, 2006 and each fiscal year thereafter, and (7) other Indebtedness in an aggregate principal amount not to exceed $10 million.”

(j) Section 5.02(c)(ix) of the Credit Agreement is hereby amended by (i) changing the reference to “clause (viii)” in the fourth line thereof to “clause (ix)”, and (ii) inserting in the third line thereof before the words “no later” the following: “the Borrower shall be in Pro Forma Compliance with all Financial Covenants after giving effect to such Permitted Asset Disposition and”.

(k) Section 5.02(d)(ii)(B) of the Credit Agreement is hereby amended by deleting “$100,000,000” and inserting the following in lieu thereof: “(1) for any acquisition occurring on or before September 30, 2006 or after a Covenant Election has been made, $100,000,000, or (2) otherwise, $50,000,000.”

(l) Section 5.02(f)(ii)(z)(ii) is hereby amended by inserting after “Pro Forma Compliance with all Financial Covenants” the following: “and a Covenant Election has been made”.

(m) Section 5.03(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a) Borrower Leverage Ratio. So long as a Covenant Election has not been made, the Borrower shall not permit the Borrower Leverage Ratio (i) at the end of the fiscal quarter ended on December 31, 2006 to be greater than 4.0 to 1.0, (ii) at the end of the fiscal quarter ended on March 31, 2007 to be greater than 4.75 to 1.0, (iii) at the end of the fiscal quarter ended on June 30, 2007 or September 30, 2007 to be greater than 4.25 to 1.0, (iv) at the end of the fiscal quarter ended on December 31, 2007 to be greater than 3.75 to 1.0, (v) at the end of the fiscal quarter ended on March 31, 2008 or June 30, 2008 to be greater than 3.25 to 1.0, or (vi) at the end of any fiscal quarter ended thereafter to be greater than 3.0 to 1.0, provided that if a Covenant Election has been made, the ratio in clauses (i)-(iv) shall be deemed to be 3.25 to 1.0.”

(n) Section 5.03(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio (i) at the end of the fiscal quarter ended on December 31, 2006 to be greater than 7.25 to 1.0, (ii) at the end of the fiscal quarter ended on March 31, 2007 to be greater than 8.50 to 1.0, (iii) at the end of the fiscal quarter ended on June 30, 2007 to be greater than 8.0 to 1.0, (iv) at the end of the fiscal quarter ended on September 30, 2007 to be greater than 7.75 to 1.0, (v) at the end of the fiscal quarter ended on December 31, 2007 to be greater than 6.50 to 1.0, (vi) at the end of the fiscal quarter ended on March 31, 2008 or June 30, 2008 to be greater than 6.0 to 1.0, (vii) at the end of the fiscal quarter ended on September 30, 2008 to be greater than 5.50, or (vi) at the end of any fiscal quarter ended thereafter to be greater than 5.25 to 1.0.”

(o) Section 5.03(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(c) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio (i) at the end of the fiscal quarter ended on December 31, 2006 to be less than 1.30 to 1.0, (ii) at the end of any fiscal quarter ended after December 31, 2006 through and including the fiscal quarter ended on September 30, 2007 to be less than 1.25 to 1.0, or (iii) at the end of any fiscal quarter ended thereafter to be less than 1.30 to 1.0.”

(p) Section 5.03(d) of the Credit Agreement is hereby amended by deleting “$150,000,000” and inserting the following in lieu thereof: “(i) for the fiscal year ending December 31, 2006, and each fiscal year thereafter, unless a Covenant Election has been made, $80,000,000 or (ii) for any subsequent fiscal year, if a Covenant Election has been made, $150,000,000.”

(q) Schedule 1.01-1 attached hereto is hereby added to the Credit Agreement as Schedule 1.01-1 thereto.

(r) Schedule 2.06(c)(ii) attached hereto is hereby added to the Credit Agreement as Schedule 2.06(c)(ii) thereto.

(s) Schedule 5.02(f)(ii) of the Credit Agreement is hereby amended by deleting the item for “Advances from Borrower.”

SECTION 2. Conditions of Effectiveness. (a) Section 1 of this Amendment shall become effective as of September 30, 2006 when, and only when, each of the following conditions set forth in this Section 2 shall have been satisfied: (i) the Administrative Agent shall have received (A) counterparts of this Amendment executed by the Borrower and the Required Lenders or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, (B) counterparts of the Consent attached hereto executed by each of the Loan Parties (other than the Borrower), (C) evidence of corporate authorization for each Loan Party satisfactory to the Administrative Agent, and (D) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent and its counsel; (ii) the Borrower shall have paid to the Administrative

Agent (A) for the benefit of the applicable Lenders, a fee equal to an agreed amount based on the aggregate Commitments of each Lender that has executed and delivered this Amendment on or before 5:00 p.m. (New York time) on November 8, 2006, and (B) for the benefit of the Administrative Agent and its affiliates, all fees then payable and all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) of the Administrative Agent and its affiliates incurred in connection, and in accordance, with the Credit Documents (including this Amendment) to the extent invoiced; and (iii) no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment (hereinafter, the “Fourth Amendment Effective Date”).

SECTION 3. Representations and Warranties of the Borrower. Each of Holdings and the Borrower represents and warrants as follows:

(a) The execution, delivery and performance by it of this Amendment, the execution, delivery and performance of the Consent by the Loan Parties signatory thereto and the performance by each Loan Party of each Credit Document (as amended by this Amendment) to which such Person is a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary actions on the part of such Loan Party, and do not and will not (i) violate any Requirement of Law applicable to such Loan Party, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party, (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, except in each case in each of clauses (i), (ii), (iii) and (iv) where such breach or violation could not reasonably be expected to have a Material Adverse Effect.

(b) This Amendment and the Consent attached hereto, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Amendment and the Consent attached hereto, when so delivered, will constitute a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

SECTION 4. Reference to and Effect on the Credit Agreement, the Notes and the Credit Documents. (a) On and after each of the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Credit Documents, in each case as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Each of Holdings and the Borrower hereby (i) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Security Documents to which it is a party shall continue in full force and effect, and (ii) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Security Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.

SECTION 5. Costs, Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the preparation, execution, delivery and any modification of this Amendment and the other instruments and documents to be delivered by any Loan Party hereunder (including, without limitation, the reasonable fees and expenses of external counsel for the Administrative Agent) in accordance with the terms of Section 8.02 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law; Submission to Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Borrower and Holdings hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to this Amendment may be brought against them in any such courts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

CHIQUITA BRANDS L.L.C., a Delaware limited liability company

By:	/s/Jeffrey M. Zalla
Name:	Jeffrey M. Zalla
Title:	Senior Vice President and
Chief Financial Officer

HOLDINGS:

CHIQUITA BRANDS INTERNATIONAL, INC., a New Jersey corporation

By:	/s/Jeffrey M. Zalla
Name:	Jeffrey M. Zalla
Title:	Senior Vice President and
Chief Financial Officer

Wachovia Bank, N.A.,
as Administrative Agent

By:	/s/ Mark S. Supple
Name:	Mark S. Supple
Title:	Vice President

CONSENT AND CONFIRMATION

Dated as of November 8, 2006

Each of the undersigned hereby consents to the foregoing Amendment and hereby (a) confirms and agrees that notwithstanding the effectiveness of such Amendment, each Credit Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after effectiveness of such Amendment, each reference in the Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment, (b) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Security Documents to which it is a party shall continue in full force and effect, and (c) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Security Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.

This Consent and Confirmation shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the undersigned hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to the foregoing Amendment and this Consent and Confirmation may be brought against them in any such courts. This Consent and Confirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Consent and Confirmation by telecopier shall be effective as delivery of a manually executed counterpart of this Consent and Confirmation.

CHIQUITA BRANDS L.L.C.

CHIQUITA BRANDS INTERNATIONAL, INC.

BOCAS FRUIT CO. L.L.C.

CHIQUITA FRESH CUT L.L.C.

CHIQUITA FRESH NORTH AMERICA L.L.C.

COAST CITRUS DISTRIBUTORS HOLDING
COMPANY

CHIQUITA INTERNATIONAL TRADING COMPANY

CHIQUITA INTERNATIONAL LIMITED

By:	/s/Jeffrey M. Zalla
Name:	Jeffrey M. Zalla
Title:	Senior Vice President and Chief Financial Officer of Chiquita Brands International, Inc. (Parent Authorized Officer)

FRESH INTERNATIONAL CORP.

ALAMO LAND COMPANY

B C SYSTEMS, INC.

FRESH EXPRESS INCORPORATED

By:	/s/Tanios Viviani
Name:	Tanios Viviani
Title:	President for each of the Fresh Express Obligors listed above

TRANSFRESH CORPORATION

By:	/s/Tanios Viviani
Name:	Tanios Viviani
Title:	Vice President

SCHEDULE 1.01-1

ADJUSTMENTS TO EBITDA

For purposes of calculating EBITDA for any period covered in the table set forth below, the amounts (in thousands) set forth in such table shall be added to EBITDA for such period:

Description	Q1 2006	Q2 2006	Q3 2006	Q4 2006
Economic impact of Tropical Storm Gamma and Hurricane Stan, including incremental costs and reduced volume	$16,100	$8,300	$700	$400
Shutdown of Manteno Facility	$1,600	$600	—	—
Nonrecurring spinach industry losses, including additional reserves and customer credits but excluding costs related to restoring consumer confidence in spinach and packaged salad products	—	—	$9,000	—

SCHEDULE 2.06(c)(ii)

SCHEDULE OF VESSELS FOR POSSIBLE SALE

REFRIGERATOR SHIPS

Bremer Vulcan Class

Chiquita Bremen

Chiquita Rostock

Country Class

Chiquita Belgie

Chiquita Italia

Chiquita Scandinavia

Chiquita Schweiz

Chiquita Deutschland

Chiquita Nederland

CONTAINER SHIPS

Lady Class

Courtney

Francis

Edyth

Puritan